Exhibit 3.2

CERTIFICATE OF AMENDMENT TO THE

CERTIFICATE OF INCORPORATION

OF

GELSTAT CORPORATION

GelStat Corporation (the “Company”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”), hereby certifies as follows::

1. The Company was incorporated by the filing of a Certificate of Incorporation with the Secretary of State of Delaware on August 13, 2010.

2. Pursuant to Section 228 of the Delaware General Corporation Law, the Board of Directors of the Company adopted, in writing without a meeting, the amendment herein set forth.

3. Pursuant to a resolution of the Board of Directors and to Section 141(f) of the Delaware General Corporation Law, the shareholders of the Company holding the requisite number of shares of common stock required by law also approved, in writing without a meeting, the amendment herein set forth. Prompt notice has been given as provided by Section 228 of the Delaware General Corporation Law to all shareholders who did not consent.

4. Article 4 of the Certificate of Incorporation of the Company is amended to read as follows:

The Company shall have the authority to issue:

(a)	500,000,000 shares of common stock, par value $0.01 per share.

(b)	10,000,000 shares of preferred stock, par value $0.01 per share with such rights, preferences, and limitations as may be set from time to time by resolution of the Board of Directors and the filing of a certificate of designation as required by the Delaware General Corporation Law.

5. This Certificate of Amendment to Certificate of Incorporation was duly adopted and approved in accordance with Section 242 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, the undersigned has executed this amendment to the Certificate of Incorporation as of the 12th day of May 2011.

GELSTAT CORPORATION

By: /s/ Gerald Kieft

Gerald Kieft, Chief Executive Officer